Exhibit 14

▪	Ernst & Young Centre	▪	Tel	61 2 9248 5555
	680 George Street		Fax	61 2 9248 5959
	Sydney NSW 2000		DX	Sydney Stock
	Australia			Exchange 10172

GPO Box 2646
Sydney NSW 2001
Mr Michael Cameron
Chief Financial Officer
Commonwealth Bank of Australia
Level 8, 48 Martin Place
SYDNEY NSW 2000
Dear Michael
US Form 20-F Filing — 30 June 2005
We have completed our audit of the company and consolidated financial statements in US Form 20-F for year ended 30 June 2005. Our audit procedures were undertaken in accordance with Australian Generally Accepted Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States) in order to provide reasonable assurance that the US Form 20-F is free of material misstatement.
Broadly our procedures were designed to address:
•	the completeness and accuracy in Form 20-F of Note 48, “ Differences between the Australian and United States Accounting Principles”;

•	additional or amended disclosures made in the Form 20-F compared to the Australian Annual Report; and

•	any events occurring subsequent to the signing of the Australian Annual Report (10 August 2005) requiring disclosure in Form 20-F.
Based on the additional audit procedures undertaken as summarised above, subject to the board approval of the Form 20-F, we intend to sign an unqualified audit report on the US Form 20-F filing for the year ended 30 June 2005.
Yours sincerely

/S/ S J Ferguson
S J Ferguson
Partner
Date : 14 December 2005
Liability limited by a scheme approved under
Professional Standards Legislation